SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”) is made by and between NuRx Pharmaceuticals, Inc. (“NuRx”), a corporation existing under the laws of Nevada, and DYVA Holding Ltd. (“DYVA”), a corporation existing under the laws of Switzerland.  NuRx and DYVA are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, NuRx and DYVA are parties to a lawsuit titled “DYVA Holding Ltd. v. NuRx Pharmaceuticals, Inc.,” Case No. 2:09-cv-2178-KJD-LRL, pending in the United States District Court, District of Nevada (the “Lawsuit”); and

WHEREAS, NuRx and DYVA are desirous of settling and resolving the Lawsuit on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, NuRx and DYVA agree as follows:

SECTION 1

Representations and Warranties

1.1           Authorization; Enforceability.  Each Party represents and warrants to the other Party that such Party has all requisite power and authority or capacity to execute, deliver and perform its obligations under this Agreement and any other document to be executed and delivered by it pursuant hereto.  The execution, delivery and performance by such Party of this Agreement and any other document to be executed and delivered by it pursuant hereto, and the consummation by such Party of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or other action of such Party and no other action on the part of such Party is necessary to authorize this Agreement or the transactions contemplated by this Agreement.  This Agreement and any other document to be executed and delivered by such Party pursuant hereto have been duly executed and delivered by such Party and constitute valid and binding obligations of such Party, enforceable against such Party in accordance with their respective terms.

1.2           Absence of Conflict.  Each Party represents and warrants to the other Party that neither the execution and delivery by such Party of this Agreement, nor the consummation by such Party of the transactions contemplated by this Agreement: (i) violates, is in conflict with, accelerates the performance required by or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material agreement or commitment to which such Party is a party or by which any of such Party’s properties or assets is bound, (ii) violates any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to such Party, or (iii) conflicts with or violates any provision of such Party’s charter, bylaws or any equivalent organizational or governing documents.

SETTLEMENT AGREEMENT, Page 1 of 6

SECTION 2

Payment

NuRx shall pay to DYVA, in care of the Trust Account at the law firm of Brownstein Hyatt Farber Schreck, LLP (“BHFS”), the sum of FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) to BHFS on or before 12:00 PM on April 8, 2010.

SECTION 3

Mutual Release

3.1           Except for the obligations set forth in this Settlement Agreement, NuRx hereby forever releases and discharges DYVA and its past and present subsidiary corporations, parent corporations, affiliates, partners, members, joint venturers, heirs, successors, assigns, officers, directors, shareholders, employees, agents, attorneys and insurers (in their individual and representative capacities) from any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorneys’ fees, indemnities, subrogations (contractual or equitable) or duties, of any nature, character or description whatsoever, whether known or unknown, fixed or contingent, accrued or not yet accrued, matured or not yet matured, anticipated or unanticipated, asserted or unasserted, arising from or related to, directly or indirectly, the Lawsuit.

3.2           Except for the obligations set forth in this Settlement Agreement, and upon the receipt of all of the consideration specified in Section 2, DYVA forever releases and discharges NuRx and its past and present subsidiary corporations, parent corporations, affiliates, partners, members, joint venturers, heirs, successors, assigns, officers, directors, shareholders, employees, agents, attorneys and insurers (in their individual and representative capacities) from any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorneys’ fees, indemnities, subrogations (contractual or equitable) or duties, of any nature, character or description whatsoever, whether known or unknown, fixed or contingent, accrued or not yet accrued, matured or not yet matured, anticipated or unanticipated, asserted or unasserted, arising from or related to, directly or indirectly, the Lawsuit.

SECTION 4

Dismissal of the Lawsuit

Upon NuRx’s satisfaction of all obligations in Sections 2, 5 and 6, the Lawsuit shall be dismissed with prejudice by the filing of a Stipulation and Order for Dismissal with Prejudice, attached to this Agreement as Exhibit A.

SETTLEMENT AGREEMENT, Page 2 of 6

SECTION 5

Amendment to Rights Agreement

Upon execution of this Settlement Agreement, NuRx shall provide satisfactory proof that it has amended the Stockholder Rights Agreement, dated June 1, 2009, by and between NuRx and Continental Stock Transfer & Trust Company as Rights Agent (“CST”), as amended by the Amendment to Stockholder Rights Agreement, dated January 27, 2010, by and between NuRx and CST (as amended, the “Rights Agreement”) such that the definition of “Exempt Person” in Section 1 of the Rights Agreement shall be amended and restated to read in its entirety as follows:

“Exempt Person” means

(i)         the Company, any Subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed, established or holding Company Common Stock for or pursuant to the terms of any such plan;

(ii)         any Person who would otherwise become an Acquiring Person solely by virtue of a reduction in the number of outstanding shares of Company Common Stock; provided, however, that any such Person shall not be an Exempt Person if, subsequent to such reduction, such Person shall become the Beneficial Owner of any additional shares of Company Common Stock;

(iii)                   Dr. Parkash Gill and his immediate family members and their Affiliates and Associates, provided, however, that any such Person shall not be an Exempt Person if such Person shall become the Beneficial Owner of any additional shares of Company Common Stock after the effective time of this Agreement;

(iv)                   Parent and Merger Sub (each as defined in the Merger Agreement), either individually or together, solely in connection with the approval, execution and delivery of the Merger Agreement and the Voting Agreements, and any of the transactions contemplated thereby, including, but not limited to, the Merger (as defined in the Merger Agreement); or

(v)         DYVA Holding Ltd. and its Affiliates and their respective Associates; provided, however, that no such person shall be an Exempt Person if DYVA Holding Ltd. shall become the Beneficial Owner, either directly or beneficially, of any additional shares of Company Common Stock acquired during the period beginning April 9, 2010 and ending April 9, 2012.”

SETTLEMENT AGREEMENT, Page 3 of 6

SECTION 6

Redemption Plan

At the time of execution of this Settlement Agreement, NuRx shall provide satisfactory proof that it has withdrawn its claimed redemption rights over any of DYVA’s shares, whether directly or beneficially owned.  NuRx further represents and warrants that its redemption By Law adopted on September 22, 2009, is inapplicable to all of DYVA’s shares, as those shares were acquired prior to the redemption By Law’s existence.

SECTION 7

Voting Agreement

DYVA shall execute and deliver to NuRx the voting agreement in substantially the form attached hereto as Exhibit B.

SECTION 8

Binding Effect

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors and assigns.

SECTION 9

Time of the Essence

Time is of the essence of this Agreement and all of its terms, provisions, conditions and covenants.

SECTION 10

Entire Agreement

This Agreement contains the entire agreement between the Parties and may not be changed or terminated orally but only by a written instrument executed by the Parties after the date of this Agreement.

SECTION 11

Construction

The terms and conditions of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any Party.  The Parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their  respective attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

SETTLEMENT AGREEMENT, Page 4 of 6

SECTION 12

Attorneys’ Fees

In any action or proceeding to enforce the terms of this Agreement or to redress any violation of this Agreement, the prevailing party shall be entitled to recover as damages its attorneys’ fees and costs incurred, whether or not the action is reduced to judgment.  For the purposes of this provision, the “prevailing party” shall be that party who has been successful with regard to the main issue, even if that party did not prevail on all issues.

SECTION 13

Governing Law and Forum

The laws of the State of Nevada (without giving effect to choice of law or conflict of law principles) shall govern this Agreement, including the validity, construction, performance and effect thereof.  Any lawsuit, action or proceeding to interpret or enforce the terms of this Agreement shall be brought in a court of competent jurisdiction in the County of Clark, State of Nevada.

SECTION 14

Necessary Action

Each of the Parties shall do any act or thing and execute any and all documents or instruments necessary or proper to effectuate the provisions and intent of this Agreement.

SECTION 15

Counterparts

This Agreement may be executed in any number of counterparts, each of which when duly executed and delivered shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature page of this Agreement may be detached from any counterpart without impairing the legal effect of any signatures, and may be attached to another counterpart, identical in form, but having attached to it one or more additional signature pages.  This Agreement may be executed by signatures provided by electronic facsimile transmission (also known as “Fax” copies), which facsimile signatures shall be as binding and effective as original signatures.

SECTION 16

Effective Date of Agreement

The effective date of this Agreement shall be the date on which the last Party who is to sign this Agreement signs the Agreement.

SETTLEMENT AGREEMENT, Page 5 of 6

SECTION 17

Authority to Execute

Each Party represents, covenants and warrants to the other that it has all the necessary and required power and authority to enter into this Agreement, and that each individual executing this Agreement on behalf of any Party specifically warrants that he or she has the authority to bind that entity by his or her signature.

	“DYVA”		“NuRx”

	Executed this 9th day of April 2010		Executed this 9th day of April 2010

	DYVA HOLDING LTD.		NURX PHARMACEUTICALS, INC.

By:	/s/ Paul Bagley	By:	/s/ Harin Padma-Nathan
	Name: Paul Bagley		Name: Harin Padma-Nathan
	Title:Attorney-in-Fact		Title:Chief Executive Officer

SETTLEMENT AGREEMENT, Page 6 of 6